UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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Genuine Parts Company

(Name of Registrant as Specified in Its Charter)

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GENUINE PARTS COMPANY

2999 Wildwood Parkway

Atlanta, Georgia 30339

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

April 24, 2017

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2017 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Wildwood Parkway, Atlanta, Georgia, on Monday, the 24th day of April 2017, at 10:00 a.m., for the following purposes:

(1)  To elect as directors the eleven nominees named in the attached proxy statement;

(2)  To approve, by a non-binding advisory vote, the compensation of the Company’s executive officers;

(3)   To recommend, by a non-binding advisory vote, the frequency of the advisory vote on the compensation of the Company’s executive officers;

(4)  To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017; and

(5)  To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 14, 2017 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 24, 2017.

The Proxy Statement and the 2016 Annual Report to Shareholders are available at

http://www.proxydocs.com/gpc

By Order of the Board of Directors,

JENNIFER L. ELLIS
Corporate Secretary

Atlanta, Georgia

February 27, 2017

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

ANNUAL MEETING — APRIL 24, 2017

This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2017 Annual Meeting of Shareholders to be held on Monday, April 24, 2017, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Wildwood Parkway, Atlanta, Georgia.

This proxy statement and the accompanying proxy card are first being mailed to shareholders and made available on our website on or about February 27, 2017. The Company’s 2016 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2016, is enclosed.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting on the election of directors, you may (1) vote FOR all nominees listed in this proxy statement, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. When voting on the approval of the Company’s executive compensation program and the ratification of the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting. When voting on the frequency of advisory vote on executive compensation, you may recommend that a vote should occur (1) EVERY YEAR, (2) EVERY TWO YEARS, (3) EVERY THREE YEARS, or (4) you may ABSTAIN from voting.

If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement, FOR the proposal to approve the Company’s executive compensation program, for an advisory vote on executive compensation to occur EVERY YEAR, and FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2017. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2017 Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

If you hold your shares in street name and you do not instruct your bank or brokerage firm in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank or brokerage firm cannot vote your shares (referred to as “broker non-votes”) on the following proposals: “Proposal 1 — Election of Directors,” “Proposal 2 — Advisory Vote on Executive Compensation,” or “Proposal 3 — Advisory Vote on Frequency of Advisory Shareholder Vote on Executive Compensation,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 4 — Ratification of Selection of Independent Auditors.”

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date

(including a later vote by telephone or the Internet), or by voting in person at the Annual Meeting. Street name holders may revoke their proxies prior to the Annual Meeting by following the procedures specified by their bank or brokerage firm.

Only holders of record of the Company’s Common Stock at the close of business on the record date for the Annual Meeting, which is February 14, 2017, are entitled to vote at the Annual Meeting. Persons who hold shares of Common Stock in street name as of the record date may vote at the Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 14, 2017, the Company had outstanding and entitled to vote at the Annual Meeting 148,378,606 shares of Common Stock.

On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting and broker non-votes will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

The vote required for (1) the election of directors, (2) the advisory vote on executive compensation, and (3) the ratification of the selection of independent auditors is the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote on such proposal which are represented at the Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting but will not be voted “for” these proposals, they will have the same effect as votes “against” these proposals. The vote required to determine the frequency of advisory shareholder vote on executive compensation is a plurality of votes cast, which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the shareholders. Abstentions will not affect the outcome of this proposal.

Although the advisory vote on executive compensation and the frequency of the advisory vote on executive compensation are non-binding as provided by law, the Company’s Board of Directors will review the results of the votes and take them into account in making future determinations concerning executive compensation and the frequency of the advisory vote.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of thirteen directorships. Dr. Mary B. Bullock and Mr. Gary W. Rollins have reached mandatory retirement age for the Board and therefore will not stand for re-election at the 2017 Annual Meeting. The Board of Directors has approved the recommendation of its Compensation, Nominating and Governance Committee to decrease the number of directorships to eleven as of the date of the 2017 Annual Meeting and has nominated the eleven nominees named below to serve as directors until the 2018 Annual Meeting and the election and qualification of their successors.

In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directorships.

If any incumbent director nominee in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares entitled to vote which are represented at the Annual Meeting, under Georgia law, the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may:

•	immediately fill the resulting vacancy;

•	allow the vacancy to remain open until a suitable candidate is located and appointed; or

•	adopt a resolution to decrease the authorized number of directorships.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

Set forth below is certain information about each of the eleven nominees for director. For additional information about the nominees, including the experience, qualifications, attributes and skills that our Board believes makes them well qualified to serve as directors, as well as information about our director independence requirements, our director nominating process, our board leadership structure, and other corporate governance matters, see “Corporate Governance” below.

NOMINEES FOR DIRECTOR

Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Director Since
Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer of Camp Oil Company for 16 years. Ms. Camp serves as a director of Synovus Financial Corp. and has chaired both its Compensation and Audit Committees. Ms. Camp is 65.	2015
Paul D. Donahue is President and Chief Executive Officer of the Company. In May of 2016, he was named Chief Executive Officer and was named President of the Company in January of 2012. He served as President of the Company’s U.S. Automotive Parts Group from July, 2009 to February 1, 2016. Mr. Donahue served as Executive Vice President of the Company from August 2007 until his appointment as President. In addition, between 2004 and June 2007, Mr. Donahue served as President and Chief Operating Officer of S. P. Richards Company, a wholly-owned subsidiary of the Company. Mr. Donahue is 60.	2012

Gary P. Fayard was Executive Vice President and Chief Financial Officer of the Coca-Cola Company from 2003 until his retirement in May, 2014. Mr. Fayard joined the Coca-Cola Company in 1994 as Vice President and Controller. He was promoted to the role of Senior Vice President and Chief Financial Officer in 1999. He has served as Director on numerous for-profit and not-for-profit boards, including service on the Coca-Cola Enterprises, Inc. board from 2001 until 2009, service on the Coca-Cola FEMSA board from 2003 to 2016, and currently serves on the board of directors of Monster Beverage Corporation. Mr. Fayard is 64.

2014
Thomas C. Gallagher is Executive Chairman of the Board. He has served as Chairman since February 2005 and served as Chief Executive Officer of the Company from August 2004 to May of 2016. Mr. Gallagher served as President of the Company from 1990 until January 2012 and Chief Operating Officer of the Company from 1990 until August 2004. Mr. Gallagher serves on the board of Oxford Industries, Inc. Mr. Gallagher is 69.	1990
John R. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing, and management company based in Atlanta. Mr. Holder has held the position of Chairman since 1989 and Chief Executive Officer since 1980. He is also a director of Oxford Industries, Inc. Mr. Holder is 62.	2011
Donna W. Hyland is President and Chief Executive Officer of Children’s Healthcare of Atlanta and has served in that role since June 2008. Prior to that role, she was the Chief Operating Officer of Children’s Healthcare of Atlanta from January 2003 to May 2008 and the Chief Financial Officer from February 1998 to December 2002. She serves as a director of Cousins Properties, Inc. and serves as a financial expert on its Audit Committee. Ms. Hyland is 57.	2015

Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Director Since

John D. Johns is Chairman and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama, a wholly owned subsidiary of The Dai-ichi Life Insurance Company. Mr. Johns served as Chief Executive Officer of Protective Life Corporation since January 2002 and became Chairman in January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns also serves as a director of Regions Financial Corporation and The Southern Company. He is formerly a director of Alabama Power Company, a wholly owned subsidiary of The Southern Company. Mr. Johns is 65.

2002

Robert C. “Robin” Loudermilk, Jr. is President and Chief Executive Officer of The Loudermilk Companies, LLC, a real estate management company, a position he has held since January 1, 2012. Previously he served as President of Aaron’s Inc., a furniture, electronics and home appliance retailer from 1997 through November 2011 and as Chief Executive Officer of Aaron’s Inc. from 2008 through November 2011. He also served in various other positions at Aaron’s Inc., beginning as an Assistant Store Manager in 1985 and including service as the Chief Operating Officer from 1997 until 2008. Mr. Loudermilk also previously served as a director of Aaron’s Inc. Mr. Loudermilk is 57.

2010
Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston, an investment banking firm, from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham previously served as a director of Asahi Tec. Ms. Needham is 64.	2003
Jerry W. Nix served as the Vice Chairman of the Board of Directors from November 2005 until his retirement as CFO in March, 2013. He served as Chief Financial Officer of the Company from 2000 to 2013. Previously, Mr. Nix held the position of Executive Vice President-Finance from February 2000 until November 2005 and Senior Vice President-Finance from 1990 through 1999. Mr. Nix currently serves as a director on the board of Synovus Financial Corp. Mr. Nix is 71.	2005

E. Jenner Wood, III was Corporate Executive Vice President of SunTrust Banks, Inc. until his retirement in December of 2016. He was Chairman, President and Chief Executive Officer of the Atlanta Division of SunTrust Bank from April, 2014 to October, 2015 and served as a Corporate Executive Vice President of SunTrust Banks, Inc. from 2005 through his retirement in December of 2016. Mr. Wood served as Chairman, President and Chief Executive Officer of the Georgia/North Florida Division of SunTrust Bank from 2013 through March 2014 and as Chairman, President and Chief Executive Officer of the Atlanta/Georgia Division of SunTrust Bank from 2010 to 2013. Mr. Wood previously served as President, Chairman and Chief Executive Officer of SunTrust Bank Group from 2002 to 2010. Mr. Wood is a member of the Board of Directors of The Southern Company and also serves as a director of Oxford Industries. Mr. Wood previously served as a director of Georgia Power Company until his election to the Board of Directors of that entity’s parent company, The Southern Company, in 2012. Mr. Wood is also a past member of the Board of Crawford & Company. Mr. Wood is 65.

2014

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that ten of the Company’s thirteen current directors and eight of the eleven director nominees have no other direct or indirect relationships with the Company and therefore are independent directors according to the NYSE corporate governance standards and an analysis of all facts specific to each director.

Mr. E. Jenner Wood, a Director of the Company since August 17, 2014 retired on December 31, 2016 as Corporate Executive Vice President of SunTrust Banks, Inc. During 2016, the Company continued its long-standing banking relationship with SunTrust, and used the Bank’s services in the general course of business. This banking relationship was reviewed and considered by the Board and the Compensation, Nominating, and Governance Committee in determining the independence of Mr. Wood. The amount of payments made and received by SunTrust and the Company represented an immaterial percentage of the Company’s and SunTrust’s revenues. The Board and Compensation, Nominating, and Governance Committee believe that the relationship during 2016 was non-preferential and that Mr. Wood did not personally participate in or benefit from this relationship, leading to the conclusion that the relationship was not material and to a determination that Mr. Wood is independent.

The independent directors and nominees are: Mary B. Bullock, Elizabeth W. Camp, Gary P. Fayard, John R. Holder, Donna W. Hyland, John D. Johns, Robert C. “Robin” Loudermilk, Wendy B. Needham, Gary W. Rollins and E. Jenner Wood. Effective as of the date of the Annual Meeting, Dr. Bullock and Mr. Rollins will retire as directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors appointed Gary W. Rollins to serve as the Board’s presiding independent director effective in April 2013. As the presiding independent director, Mr. Rollins presides at all meetings of non-management and independent directors and serves as a liaison between the Chief Executive Officer and the non-management and independent directors. During 2016, the independent directors held four meetings without management. Mr. Rollins presided over all of these meetings. The independent directors have appointed John D. Johns to replace Mr. Rollins as the Board’s presiding independent director after Mr. Rollins’ retirement from the Board in April.

Board Leadership Structure

Upon the Board’s appointment of Paul Donahue as both President and Chief Executive Officer of the Company, the Board appointed the Company’s former Chief Executive Officer and Chairman to continue to serve as Executive Chairman of the Board. In his recent position as CEO, Mr. Gallagher had primary responsibility for the day-to-day operations of the Company; as Executive Chairman, he continues to provide leadership on the Company’s key strategic objectives as well as set strategic priorities for the Board (with input from the presiding independent director), preside over its meetings, and communicate strategic findings and guidance to management. The Board believes that this leadership structure is currently the most effective structure for the Company.

As noted earlier, the independent directors have appointed a presiding independent director, which provides balance to the Board’s structure. With a supermajority of independent directors, an Audit Committee and a Compensation, Nominating and Governance Committee each comprised entirely of independent directors, and a presiding independent director to oversee all meetings of the non-management directors, the Company’s Board of Directors is comfortable that its current leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our Company and its shareholders.

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information as set forth in the Company’s By-laws. The By-laws require, among other things, that the shareholder making the nomination: (1) notify us in writing no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; (2) include certain information about the nominee, including his or her name, occupation and Company share ownership; (3) include certain information about the shareholder proponent and the beneficial owner, if any on whose behalf the nomination is made, including such person or entity’s name, address, Company share ownership and certain other information regarding the relationship between the shareholder and beneficial owner, if applicable, and any derivative or hedging positions in Company securities; and (4) update the required information as of the record date and after any subsequent change. The notice must comply with all requirements of the By-laws and, if the nomination is to be included in next year’s proxy statement, the requirements of SEC Rule 14a-8 and must be timely received by the Corporate Secretary at Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would better be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. With regard to diversity, the Board and the Compensation, Nominating and Governance Committee believe that sound governance of the Company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, although the Board does not have a formal policy regarding Board diversity, the Board and the Committee believe that the Board should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences and skills that contribute to board diversity, and the Compensation, Nominating and Governance Committee considers such factors when reviewing potential candidates.

If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee initiates a search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Compensation, Nominating and Governance Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The Compensation, Nominating and Governance Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

The Company’s Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of businesses, as well as in education and non-profit organizations, in areas that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the others on the Board as a whole. On an individual basis:

•	Ms. Camp has over 30 years of leadership experience in various executive roles, most recently as President and Chief Executive Officer of an investment and commercial real estate management company. Ms. Camp also serves as a director at Synovus Financial Corp. where she has chaired both its Audit and Compensation Committees. While Chair of the Synovus Audit Committee, Ms. Camp was responsible for ensuring the bank was in compliance with all of the various banking regulations that had recently been enacted in response to the 2008 recession. Her leadership and experience in this complex area was paramount to Synovus’s success at such a crucial time for the banking industry. Her previous experience as a tax attorney at large accounting and law firms in the Washington D.C. area also benefits the Company in the financial, accounting, tax, and legal areas. Ms. Camp’s background as an executive officer and director and her expertise in accounting, tax and legal matters have provided expertise in management and auditing, as well as leadership skills to our Board and Audit Committee.

•

Mr. Donahue has thirteen years of successful operating and management experience with the Company, which has included extensive involvement with numerous operating divisions within the Company. Prior to joining the Company, Mr. Donahue spent 24 years with a publicly traded consumer products manufacturer, ten of which were in their office products division. While there, he successfully held a number of sales, marketing, operations and executive positions. Mr. Donahue’s proven leadership, experience and success have contributed to the success of the Company and are beneficial to our Board.

•

Mr. Fayard brings to the Board a wealth of financial, accounting, and auditing knowledge as the former CFO of one of America’s largest corporations. Additionally, Mr. Fayard has served as Director on numerous for-profit and not-for-profit boards, giving him direct exposure to a wide variety of businesses and industries. He is also a former partner at a major public accounting firm. Mr. Fayard’s financial background and broad business exposure make him a significant contributor to our Board.

•

Mr. Gallagher has 46 years of operating experience with the Company and brings insight into all aspects of our business due to his extensive history with the Company. Mr. Gallagher’s leadership, together with the skills and knowledge of the industry gained in his tenure with the Company, have been instrumental in the growth and success of the Company. Mr. Gallagher also brings extensive experience as a former director of other NYSE-listed companies and as a current director of Oxford Industries, Inc.

•

Mr. Holder brings to the Board his strategic leadership in the growth of Holder Properties, which has been involved in the development of over 11 million square feet of real estate totaling in excess of $2 billion, as well as his extensive involvement in the areas of financial and marketing management. His service as the Chairman and CEO of Holder Properties, together with various board affiliations which include civic organizations, have given him leadership experience, business acumen and financial literacy that is beneficial to our Board and Compensation, Nominating and Governance Committee.

•

Ms. Hyland offers our board extensive knowledge of the health care industry as President and Chief Executive Officer of Children’s Healthcare of Atlanta. Her previous experience as COO and CFO of Children’s, as well as her experience on many non-profit boards brings a wide range of business and accounting experience to our board. Ms. Hyland also serves as a director at Cousins Properties, Inc., a for-profit real estate company, and additionally serves as a financial expert on the Cousins’ Audit Committee. Ms. Hyland’s service as a financial expert on a public company audit committee provides a wealth of experience that she has brought to our Board and Audit Committee.

•

Mr. Johns brings experience in running every aspect of a large insurance company, including his current position as Chairman and CEO as well as previous experience as a CEO, COO, CFO, and General Counsel of NYSE-listed public companies. Mr. Johns also serves as a director at Southern Company and is also on the board of Regions Financial Corporation, where he serves on the Nominating and Governance and Risk Committees.

•

Mr. Loudermilk offers extensive knowledge of the real estate industry, as founder and CEO of a real estate management company in Atlanta. He also has over 25 years of experience working with a public company in various positions, including CEO, and over 10 years as an experienced senior executive. Mr. Loudermilk’s operational, financial and management expertise and expansive knowledge of a multi-store retail business are a significant contribution to the Board and Audit Committee.

•

Ms. Needham offers extensive knowledge and understanding of the U.S. and international auto industries as a former managing director of global automotive research at a world-wide financial services company. Throughout her career she has analyzed the financial performance and strategies of public companies in the global auto industry and brings this experience to bear as the Chair of the Company’s Audit Committee.

•

Prior to his retirement in 2013, Mr. Nix served in key financial positions within the Company for over 20 years and as the Company’s CFO for 13 years, providing him with extensive knowledge of the Company’s business and financial position. While serving as CFO, he managed the Company’s legal, human resources, logistics, construction, real estate and technology functions. With this knowledge and experience, Mr. Nix provides the Board with essential information that enables a better understanding of the business and financial risks facing the Company. Mr. Nix also brings experience as a director of another NYSE-listed company.

•

Mr. Wood’s professional career includes over 20 years in executive management positions with SunTrust Banks, Inc. and its various affiliates and 40 years of experience in the areas of banking and investment management generally. Mr. Wood has served as a Director on the Board of Southern Company since 2012, and serves as the lead independent director at Oxford Industries, Inc. Mr. Wood’s insights with respect to financial issues and the financial services industry, including the retail and business aspects of banking operations, together with his extensive experience on the boards of directors and committees of public and private companies, make him a valuable asset to our Board.

Communications with the Board

The Company’s Corporate Governance Guidelines provide for a process by which shareholders or other interested parties may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders or other interested parties who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2016 and feedback from the process was reported to and discussed by the Board.

Board Oversight of Risk

The Company’s Board of Directors recognizes that, although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling these risks. The Board assumes responsibility for the Company’s overall risk assessment.

The Board as a whole examines specific business risks in its regular reviews of the individual business units and also on a Company-wide basis as part of its regular strategic reviews. In addition to periodic reports from two committees (discussed below) about risks, the Board receives presentations throughout the year from various business units that include discussion of significant risks specific to such business unit as necessary. Periodically, at Board meetings, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention.

The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting. The Audit Committee monitors and reviews applicable enterprise risks identified as part of the Company’s enterprise risk management program, including the Company’s risk assessment and management policies, the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure.

The Compensation, Nominating and Governance Committee oversees the risks relating to the Company’s compensation policies and practices as well as management development and leadership succession in the Company’s various business units.

The Compensation, Nominating and Governance Committee annually reviews with management the design and operation of the Company’s incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. In advance of such review, the Company identifies internal and external factors that comprise the Company’s primary business risks, and management compiles an inventory of incentive compensation arrangements, which are then summarized for the Compensation, Nominating and Governance Committee and reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment for 2016, the Compensation, Nominating and Governance Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk. Based on such assessment, the Compensation, Nominating and Governance Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for Employees, Contract and/or Temporary Workers, Officers and Directors and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will post any amendments to or waivers from the Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) on its website.

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2016, the Board of Directors held five meetings. One director missed one meeting; otherwise, all of the directors attended all of the Board of Director meetings. Other than three Audit Committee members missing one meeting each, all committee members attended all of the committee meetings on which they served. All of the Company’s directors attended the Company’s 2016 Annual Meeting.

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2016 is set forth below:

Executive Committee.    The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Thomas C. Gallagher (Chair), Paul D. Donahue, John D. Johns and Gary W. Rollins. During 2016, this committee held five meetings. Effective as of the date of the 2017 Annual Meeting, Mr. Rollins will retire as director and will no longer serve on the Executive Committee.

Audit Committee.    The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, (c) the independent auditor’s audit of the Company’s internal control over financial reporting which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting and (d) the Company’s risk assessment and risk management. (See “Board Oversight of Risk” above.) The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears later in this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are Wendy B. Needham (Chair), Mary B. Bullock, Elizabeth W. Camp, Gary P. Fayard, Donna W. Hyland, Robert C. Loudermilk, Jr. and E. Jenner Wood. All members of the Audit Committee are independent of the Company and management, as required by the New York Stock Exchange listing standards and SEC requirements. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2016, the Audit Committee held five meetings. Effective as of the date of the 2017 Annual Meeting, Dr. Bullock will retire as director and will no longer serve on the Audit Committee.

The Board of Directors has determined that Ms. Camp, Mr. Fayard, Ms. Hyland, Ms. Needham, and Mr. Wood meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Ms. Camp currently oversees all aspects of business as President and CEO of a private investment and commercial real estate management company. She also has previous experience in accounting, tax, and legal matters as a tax attorney as well as extensive finance and accounting experience as a director for over 10 years of Synovus, serving as a current member and former chair of its Audit Committee. Mr. Fayard retired in 2014 as CFO of The Coca-Cola Company, where he held various financial leadership positions since joining the company in 1994. Previous to his role at Coca-Cola, he was a partner at a major public accounting firm. Mr. Fayard brings a wealth of financial, accounting, and auditing knowledge from his finance roles at Coca-Cola. Mr. Fayard also has served as Director on numerous for-profit and not-for-profit boards, giving him direct exposure to the finance and accounting of a wide variety of businesses and industries. Ms. Hyland currently acts as the President and CEO of Children’s Healthcare of Atlanta and oversees all functions of the hospital, including its finances. As former CFO of the organization, Ms. Hyland gained significant experience with the details of the finance and accounting areas of the business. Her professional experience as well as her directorship at Cousins Properties and membership of Cousins’ Audit Committee, as well as memberships on many non-profit boards exposed her to a broad spectrum of finance and accounting issues in a variety of businesses and industries. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations. Mr. Wood recently retired as Corporate Executive Vice President of SunTrust Banks, Inc.

and prior to that, he held the position of Chairman, President and Chief Executive Officer of the Atlanta Division of SunTrust Bank. Mr. Wood has direct insight and extensive experience with respect to financial issues and the financial services industry.

Compensation, Nominating and Governance Committee.    The Compensation, Nominating and Governance Committee is responsible for (1) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs, (2) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders, (3) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines, and (4) overseeing the evaluation of the Board of Directors and management. The Committee also periodically reviews and evaluates the risk involved in the Company’s compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk. The Committee has and may exercise the authority of the Board of Directors as specified by the Board and to the extent permitted under the Georgia Business Corporation Code, and the Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable. A brief description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above, and a full version can be found in the Company’s By-Laws.

For 2016, the Committee independently retained a compensation consultant, Meridian Compensation Partners, LLC, to assist it in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations.

During the year, Meridian assisted the Committee with the development of competitive market data for executives and a related assessment of the Company’s executive compensation levels, a risk assessment of the Company’s incentive compensation, and also provided legislative and regulatory updates and guidance regarding reporting of executive compensation under the SEC’s proxy disclosure rules. Both our Executive Chairman and our Chief Executive Officer, with input from our Senior Vice President—Human Resources and Meridian, recommended to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives. The Committee considered, discussed, modified as appropriate, and took action on such proposals. The Committee has agreed that Meridian will play a similar role for 2017.

The Compensation, Nominating and Governance Committee annually considers whether the work of any compensation consultant raised any conflict of interest. For 2016, the Committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Meridian. The Committee also considers the six independence factors mandated by SEC rules before engaging any other compensation advisers.

The current members of the Compensation, Nominating and Governance Committee are John D. Johns (Chair), John R. Holder, Gary W. Rollins and E. Jenner Wood. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as required by the NYSE listing standards and the SEC. During 2016, the Compensation, Nominating and Governance Committee held three meetings. Effective as of the date of the 2017 Annual Meeting, Mr. Rollins will retire as director and will no longer serve on the Compensation, Nominating and Governance Committee. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 14, 2017, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Common Stock, $1.00 par value	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,952,834	(1)	10.1%

Common Stock, $1.00 par value	Blackrock, Inc. 55 East 52nd Street New York, NY 10055	13,944,918	(2)	9.4%

Common Stock, $1.00 par value	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	8,540,829	(3)	5.7%

(1)	This information is based upon information included in a Schedule 13G filed on February 10, 2017 by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 234,083 shares, shared voting power with respect to 31,420 shares, sole dispositive power with respect to 14,692,529 shares and shared dispositive power with respect to 260,305 shares. Vanguard further reported that (a) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 190,235 shares or .12% of the Company’s common stock as a result of its serving as investment manager of collective trust accounts and (b) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 113,918 or .07% of the Company’s common stock as a result of its serving as investment manager of Australian investment offerings.

(2)	This information is based upon information included in a Schedule 13G filed on January 24, 2017 by Blackrock, Inc. Blackrock, Inc. reports sole voting power with respect to 12,471,295 shares and sole dispositive power with respect to all 13,944,918 shares. According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.

(3)	This information is based upon information included in a Schedule 13G filed on February 6, 2017 by State Street Corporation. State Street Corporation reports shared voting power and shared dispositive power with respect to all 8,540,829 shares. According to the filing, the reported shares are held by State Street Corporation through subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company held by the Company’s directors and nominees for director, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 14, 2017:

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding
Timothy P. Breen	27,926	(2)	*
Mary B. Bullock	24,471	(3)	*
Elizabeth W. Camp	2,540	(4)	*
Paul D. Donahue	119,353	(5)	*
Gary P. Fayard	8,543	(6)	*
Thomas C. Gallagher	808,417	(7)	*
John R. Holder	17,650	(8)	*
Donna W. Hyland	2,999	(9)	*
John D. Johns	36,201	(10)	*
Robin C. Loudermilk	30,472	(11)	*
Lee A. Maher	76,611	(12)	*
Wendy B. Needham	16,365	(13)	*
James R. Neill	3,126,008	(14)	2.1%
Jerry W. Nix	157,309	(15)	*
Gary W. Rollins	52,335	(16)	*
Carol B. Yancey	3,176,050	(17)	2.1%
E. Jenner Wood	8,041	(18)	*
Directors and Executive Officers as a Group (17 persons)	4,583,155	(19)	3.1%

*	Less than 1%

(1)	Information relating to the beneficial ownership of Common Stock by directors and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director or executive officer disclaims beneficial ownership.

(2)	Includes 24,591 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 14, 2017. Does not include 4,428 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Breen.

(3)	Includes (i) 10,797 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 7,568 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation of Directors.”

(4)	Includes 2,040 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(5)	Includes 51,797 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 14, 2017. Does not include 23,949 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Donahue.

(6)	Includes (i) 6,291 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 2,252 shares of Common Stock equivalents held in Mr. Fayard’s stock account under the Directors’ Deferred Compensation Plan.

(7)	Includes (i) 234,698 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 14, 2017, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 47,189 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(8)	Includes (i) 10,797 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 3,578 shares of Common Stock equivalents held in Mr. Holder’s stock account under the Directors’ Deferred Compensation Plan.

(9)	Includes (i) 2,040 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 959 shares of Common Stock equivalents held in Ms. Hyland’s stock account under the Directors’ Deferred Compensation Plan.

(10)	Includes (i) 10,797 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 17,941 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan, and (iii) 2,053 shares owned by Mr. Johns’ spouse, as to which Mr. Johns disclaims beneficial ownership.

(11)	Includes (i) 10,797 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 6,169 shares of Common Stock equivalents held in Mr. Loudermilk’s stock account under the Directors’ Deferred Compensation Plan.

(12)	Includes 27,001 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 14, 2017. Does not include 7,701 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Maher.

(13)	Includes (i) 10,797 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(14)	Includes (i) 15,894 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 14, 2017. Does not include 5,859 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Neill. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Neill is one of six trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Neill is one of four trustees.

(15)	Includes (i) 6,292 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 70,900 shares owned by Mr. Nix’s wife. Mr. Nix disclaims beneficial ownership as to all shares held by his wife.

(16)

Includes (i) 10,797 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 34,030 shares held in a charitable foundation for which Mr. Rollins is a trustee and thereby has shared voting and investment power. Mr. Rollins disclaims beneficial ownership as to all such shares held in trust.

(17)	Includes (i) 37,332 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 14, 2017. Does not include 16,207 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Ms. Yancey. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Ms. Yancey is one of six trustees and 1,088,532 shares held in a benefit fund for Company employees of which Ms. Yancey is one of four trustees.

(18)	Includes (i) 4,139 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 2,102 shares of Common Stock equivalents held in Mr. Wood’s stock account under the Directors’ Deferred Compensation Plan, and (iii) 300 shares held in trust for Mr. Wood’s children to which Mr. Wood disclaims beneficial ownership.

(19)	Includes (i) 391,313 shares or rights issuable to certain executive officers and directors upon the exercise of options and/or stock appreciation rights, (ii) 2,016,931 shares held in trust for Company’s employees under the Company’s Pension Plan, (iii) 1,088,532 shares held in a benefit fund for Company employees, and (iv) 40,569 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, an overview and analysis is provided of our executive compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2016 to the following individuals, who are referred to as our named executive officers:

•	Thomas C. Gallagher, Executive Chairman

•	Paul D. Donahue, President & Chief Executive Officer

•	Carol B. Yancey, Executive Vice President & Chief Financial Officer

•	Timothy P. Breen, President & Chief Executive Officer — Motion Industries

•	Lee A. Maher, President — U.S. Automotive Parts Group

•	James R. Neill, Senior Vice President — Human Resources

The discussion below is intended to explain the detailed information provided in those tables and put that information into context within the Company’s overall compensation program.

2016 In Brief

During 2016, the Compensation, Nominating and Governance Committee actions and our pay-for-performance program operated such that compensation actually earned by executives reflected the performance of the Company. Highlights for 2016 are as follows:

Performance

•	Our total shareholder return for 2016 was 14.3%. This served to increase both shareholder wealth and the value of equity awards previously granted to our executives.

•	Revenues were up 0.4% and were 98% of our target; pre-tax earnings were down 4.4% and were 94% of our target.

Plan Payouts

As a result of the above and other performance results, 2016 bonus payouts and earning of performance-based restricted stock units were generally below target.

•

2016 annual incentive awards for Messrs. Gallagher, Donahue and Neill and Ms. Yancey were 100% of the total target amount, based on the Company’s 2016 pre-tax profit of $1,074,340,000, or 94% of the target amount, and a working capital improvement of 12%, which was 150% of the target amount.

•

Mr. Breen’s 2016 annual incentive award was 61% of total target. This award was partly earned based on the Industrial Products Group’s pre-tax profit performance, which was at 90% of target. Mr. Breen’s annual incentive award is also based on the Industrial Products Group’s sales performance, which was 96% of target. Additional goals for the Industrial Products Group pertaining to inventory turnover and working capital were partially met.

•

Mr. Maher’s 2016 annual incentive award was 42% of total target. This award was partly earned based on the Automotive Part’s Group’s pre-tax profit performance, which was 86% of target. Mr. Maher’s annual incentive award is also based on the Automotive Group’s sales which was 94% of target. Accounts receivable and inventory turnover performance goals were partially met.

•

The performance-based restricted stock units granted in 2016 were earned at 72% of target for Messrs. Gallagher, Donahue and Neill and Ms. Yancey, at 52% of target for Mr. Breen, and at 0% target for Mr. Maher for performance during 2016. Such earned shares generally vest based on four additional years of continued employment.

2016 Pay Opportunities

•	Any 2016 base salary increases higher than 3-4% and any increases in 2016 target bonus percentage were made in order to recognize promotions into new roles or meaningful gaps to market levels.

•

Long-term incentive awards (stock appreciation rights, or SARs, and performance-based restricted stock units, or PRSUs) were granted to our executive officers in 2016 at similar levels relative to prior year grants, below the size-adjusted 50th percentile of the market data.

•	PRSU payouts were dependent on achievement of corporate performance goals relating to pre-tax profit for 2016.

•	SARs deliver value to executive officers only to the extent our stock price increases after the grant date.

Best Practices

We believe our compensation programs reflect a “best practices” approach to pay and governance:

•	Our “double trigger” change-in-control severance arrangements with the named executive officers do not provide for any excise tax gross ups.

•	We have no employment contracts or guaranteed severance arrangements with named executive officers other than our “double-trigger” change in control agreements.

•	Grants of long-term incentives are subject to “double-trigger” vesting upon a change in control.

•	We target pay opportunities for base salary, target bonus and long-term incentives as a group at or below the size-adjusted 50th percentile of the market data.

•	About 70% of our CEO’s compensation is performance-based and performance-based compensation represents between 61% and 77% of compensation for each of the other named executive officers.

•	Our stock ownership guidelines result in our executives being long-term holders of our stock.

•	Our Annual Incentive Plan contains a clawback provision.

•	We have no tax gross-ups for perquisites or benefits other than relocation.

•	We have never re-priced stock options or stock appreciation rights.

•	We pay dividend equivalents on performance-based restricted stock units only to the extent such units are earned through performance.

•	Our insider trading policy prohibits transactions in publicly traded options and other hedging transactions with respect to Company common stock.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2016 Annual Meeting of Shareholders, approximately 97% of the shares present and entitled to vote were cast in support of the compensation of the Company’s executive officers, as discussed and disclosed in the 2016 Proxy Statement.

In light of the strong shareholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Board and the Committee did not make any specific changes to our executive compensation program for 2016 in response to the vote, other than adding a working capital metric to the Annual Incentive Program. Future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that short-term and long-term incentive compensation opportunities provided to executive officers should be directly aligned with our performance, and our compensation is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, (c) our assessment of the competitive marketplace, including other peer companies, and (d) the economic environment. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with the Company. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice	Provide a standard element of competitive market pay
Annual Cash Incentive	Contributions toward the Company’s achievement of specified pre-tax profit goals, as well as achievement of revenue and asset management goals for certain NEOs	• Provide focus on meeting critical annual goals that lead to our long-term success • Provide annual performance-based cash incentive compensation	Motivate achievement of critical annual performance metrics
Long-Term Incentives	Stock Appreciation Rights (SARs): • Sustained stock price appreciation • Continued employment with the Company during a three-year vesting period

The combination of SARs and PRSUs provides a blended long-term focus on:

•   Sustained stock price performance

•   Achievement of pre-tax profitability targets

•   Executive ownership of our stock

•   Executive retention in a challenging business environment and competitive labor market

Align executives’ interests with those of shareholders and enhance their retention

Performance Restricted Stock Units (PRSUs):

•   Sustained pre-tax profitability (determines the number of PRSUs that are earned)

•   Focus on the Company’s stock price performance

•   Continued employment with the Company during a four-year vesting period (five years including the performance year)

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Retirement Benefits Plans are described in detail later in this proxy statement under the heading “Additional Information Regarding Executive Compensation”

Executives are eligible to participate in employee benefit plans available to all employees as well as:

•   Tax Deferred Savings Plan: Rewards saving for retirement

•   Supplemental Retirement Plan (SRP): Rewards executives for continued employment in the same manner as other employees

•   Tax Deferred Savings Plan: Provide a voluntary tax-deferred retirement savings vehicle for our executive officers

•   SRP: Make total retirement benefits for our executive officers commensurate with those available to our other employees as a percentage of pay

Treat executives in the same manner as other employees by making them “whole” on amounts they would have been entitled to receive under retirement plans had the plans not been limited by the IRS Code
Welfare Benefits

•   Executives participate in medical, health, life insurance and disability plans generally available to our employees

•   Continuation of welfare benefits may occur as part of severance upon certain terminations of employment

		Provide health and welfare benefits to our employees that are competitive within the marketplace	These benefits are part of our broad-based total compensation program
Additional Benefits and Perquisites

•   CEO/President/Chairman only: Board-mandated requirement that the corporate aircraft be used for personal travel

•   CEO/President/Chairman only: Selected club memberships

Neither item has a tax reimbursement provision

These pay elements facilitate certain Company objectives

Corporate aircraft use: Accommodate security, CEO/President/Chairman availability and efficiency concerns

Club memberships: Facilitate the CEO/President/Chairman’s role as a Company representative in the community

Accomplish the specific objectives noted at left
Change in Control and Termination Benefits

What is provided: We have change in control agreements with certain officers, including our named executive officers. The agreements provide severance benefits if an officer’s employment is terminated within two years after a change in control. No excise tax gross-ups are provided

What it rewards: Continued employment in the event of an actual or threatened change in control

		Retain executives and provide continuity of management in the event of an actual or threatened change in control	Maintain a stable executive organization in the face of the uncertainty of an actual or threatened change in control

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we target total compensation opportunities for our executive officers at or under the size-adjusted 50th percentile of the market data, including salary, target annual bonus, and long-term incentive opportunities. We provide somewhat conservative base salaries, higher-than-market target bonus opportunities and lower-than-50th percentile long-term incentives.

Determinations of one element of pay tend not to affect determinations of other pay elements.

We also design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels. Thus, our plans are designed to result in payouts that are commensurate with the Company’s performance for that year or period.

For 2016, with the assistance of the Committee’s compensation consultant, Meridian Compensation Partners, LLC, we reviewed and analyzed competitive market data to be used as background for 2016 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed above. Data sources included public company proxy statements, broad-based, published compensation surveys and a private total compensation database maintained by Aon Hewitt.

We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Comparison Group”). During 2016 the Comparison Group included companies from industry segments in which we compete: automotive parts, industrial parts, specialty retail and office products. The Comparison Group companies used in 2016 are shown below. While the companies are either larger or smaller than us, Meridian used various statistical techniques to size-adjust the data to our revenue size. The list of companies below is reevaluated annually to take into account changes in our own operations, our size and our industry, but no changes were made for 2016.

Advance Auto Parts, Inc.

Applied Industrial Technologies, Inc.

Arrow Electronics, Inc.

Autozone, Inc.

Avnet, Inc.

Eaton Corporation Plc.

Federal Mogul

Johnson Controls

Kaman Corp.

LKQ Corp.

MSC Industrial Direct Co., Inc.

O’Reilly Automotive, Inc.

Office Depot, Inc.

Parker-Hannifin Corporation

Staples, Inc.

Tech Data Corp.

Tenneco Inc.

Tractor Supply Company

Essendant Inc. (formerly United Stationers)

Wesco International

W. W. Grainger, Inc.

2016 Base Salary

Our base salary levels reflect a combination of factors, including the pay posture discussed above, the executive’s experience and tenure, our overall annual budget for both pay increases and pre-tax profit, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors.

The base pay increases for 2016 were effective on April 1, 2016; however, Mr. Maher’s base pay increase was effective on February 1, 2016. They were as follows:

Executive	2016 Base Salary Increase	Comments
Gallagher	3.0%	Role change from Chief Executive Officer to Executive Chairman in 2016
Donahue	36.4%	Promoted to Chief Executive Officer in 2016
Yancey	10.6%	Promoted to Chief Financial Officer in 2013; pay continues below market level
Breen	3.6%
Maher	10.0%	Promoted to President of the U.S. Automotive Parts Group in 2016
Neill	3.9%

2016 Annual Incentive Plan

Our annual incentive plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. Similar to the process for setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. For 2016, we added a working capital improvement metric to the Annual Incentive Plan for all business units, detailed below.

We set the profit goals for 2016 bonus opportunities at levels that are intended to be challenging yet achievable, and reflect better than average growth within our competitive industry. Goals are set for pre-tax profit, along with revenue, expense control and asset management for certain executives with specific operational responsibilities.

The Compensation, Nominating and Governance Committee sets target bonus opportunities for each named executive officer to be earned based on achievement of such goals. Target bonus opportunities for 2016 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Gallagher, 192%; Mr. Donahue, 120%; Ms. Yancey, 110%; Mr. Breen, 100%; Mr. Maher, 80% and Mr. Neill, 85%.

The performance goals on which each executive officer’s 2016 bonus opportunity is determined varies depending on the individual’s role in the Company. Performance criteria and relative weights for 2016 are shown below for each executive. The combination of goals for each executive is intended to have a strong correlation with shareholder value. Goals for Corporate, Automotive and Industrial Products are each set based upon (i) prior year performance by store, branch, or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, or distribution center; and (iii) specific market conditions.

Performance Goal	2016 Weight of Goal by Executive
	Gallagher Donahue Yancey Neill	Breen(1)	Maher(2)
Corporate Pre-tax profit	80%
Automotive
Pre-tax profit			50%

Industrial Products
Pre-tax profit		50%
Sales		30%	30%
Working capital improvement	20%	10%
Inventory turnover		10%	10%
Accounts receivable growth vs. sales growth			10%

Total	100%	100%	100%

(1)	For Mr. Breen, Industrial Products consists of Motion Industries, Inc. and EIS, Inc., wholly owned subsidiaries of the Company.

(2)	For Mr. Maher, Automotive consists of the U.S. Automotive Parts Group.

The ranges of bonus payout possibilities for the various pre-tax profit goals and the Automotive and Industrial Products sales and other goals are shown below. Straight-line interpolation is used between data points. The 2016 Corporate pre-tax profit goal was $1,138,700,000.

Pre-Tax Profit (Corporate, Automotive, or Industrial Products) as a % of Quota	% of Target Bonus Earned	Mr. Breen and Mr. Maher Sales as a % of Quota	% of Target Bonus Earned
Below 75%	—%	Below 95%	—%
75%	45%	95%	15%
100%	100%	100%	100%
110% or above	175%	105% or above	150%

For Mr. Breen, bonus opportunity was provided for attainment of inventory turnover, and asset management goals, with a goal of various levels of improvement versus the prior year. Bonus opportunity was provided from 50% of target to 150% of target based on the achievement of the various levels of improvement.

For Mr. Maher, bonus opportunity was provided for attainment of inventory turnover and accounts receivable goals, with a goal of various levels of improvement versus the prior year. Bonus opportunity for inventory turnover was provided from 15% of target to 150% of target based on the achievement of the various levels of improvement, and for accounts receivable goals, 50% of target to 150% of target based on the achievement of improvement.

For 2016, the Company’s pre-tax profit was $1,074,340,000 representing 94% of the target level set for executive officer incentive bonuses, and working capital improvement performance was improved 12%, representing 150% of the target level set for the executive officer incentive bonuses resulting in bonus payments equal to 100% of the total target bonus opportunity for Mr. Gallagher, Mr. Donahue, Ms. Yancey and Mr. Neill.

Mr. Breen’s program produced a bonus payment equal to 61% of target earned based on Industrial Products Group performance. That Group’s pre-tax profit was 90% of target, while its sales performance was 96% of target. Additional goals pertaining to inventory turnover and working capital improvement were partially met.

Mr. Maher’s program produced a bonus payment equal to 42% of target earned based on U.S. Automotive Parts Group performance. That Group’s pre-tax profit was 86% of target, while its sales performance was 94% of target. Additional goals pertaining to accounts receivable and inventory turnover were partially met.

In developing the payout figures, formulas were applied strictly. The Committee did not exercise discretion to increase or decrease 2016 bonus payments for the named executive officers.

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2016, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2016.

2016 Long-Term Incentives

During 2016, the Compensation, Nominating and Governance Committee granted long-term equity-based incentive compensation to our executive officers in the form of Stock Appreciation Rights (“SARs”) and Performance Restricted Stock Units (“PRSUs”). These grants align executive performance and achievement with shareholder interests.

•

SARs:    Each SAR represents the right to receive upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the base value of the grant. The SARs were granted with a base value equal to the closing stock price on the date of the grant (April 1, 2016). The SARs vest in equal annual installments on the first three anniversaries following the grant date and have a ten-year exercise period.

•

PRSUs:    The PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s 2016 pre-tax profit performance as shown in the table below.

Percent of Pre-Tax Profit Goal Achieved	% of Target Award Earned
110% or higher	150%
100%	100%
90%	50%
Less than 90%	—%

•

To the extent the PRSUs are earned, they are subject to an additional four-year vesting schedule (e.g., for PRSUs granted in 2016, shares of restricted stock will be earned in early 2017 based on 2016 performance and will vest on December 1, 2020). Dividends declared after the restricted shares are earned are accrued and converted into additional shares of stock at the end of the vesting period.

The sizes of grants to individual named executive officers were subjectively determined by considering the following factors:

•	Competitive market data, defined by the competitive award levels summarized in the annual executive compensation study;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organizational structure;

•	The Company’s profitability, including consideration of the compensation cost associated with the awards; and

•	The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).

Comparison to market data suggests that the value of the 2016 SARs and PRSUs awarded to our named executive officers was less than a 50th percentile grant relative to our Comparison Group. Grants in 2016 were weighted approximately 25% SARs and 75% PRSUs.

Mr. Gallagher, Mr. Donahue, Ms. Yancey and Mr. Neill earned 72% of their PRSUs in 2016, based on the Company’s actual 2016 pre-tax profit of $1,074,340,000, which represented 94% of the Company’s pre-tax profit goal of $1,138,700,000. Mr. Breen earned 52% of his PRSUs in 2016, based on a 90% achievement of the 2016 pre-tax profit goal for the Industrial Products Group. Mr. Maher earned 0% of his PRSUs in 2016, based on a 86% level of achievement of the 2016 pre-tax profit goals for the Automotive Parts Group.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Change in Control Arrangements

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.

The Compensation, Nominating and Governance Committee evaluates the level of severance benefits to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

We believe that the potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for “good reason” in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

The change-in-control agreements with our executives were amended in 2014 to eliminate all tax gross-ups with respect to excise taxes under Internal Revenue Code Section 4999 that may be due on such payments. In addition, the Company has in the past grossed-up additional SRP amounts for FICA taxes in the event of a change in control. The SRP was amended and restated January 1, 2009 to provide that no employees may commence participation in the plan on or after that date. As such, there are no further gross-ups other than to those individuals participating in the SRP prior to the January 1, 2009 freezing of the plan.

Factors Considered in Decisions to Materially Increase or Decrease Compensation

Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities because doing so results in pay opportunity that is heavily performance-based, as shown below, and results in compensation that is directly aligned with Company performance, is market-competitive and allows us to attract and retain competent executives.

2016 Performance-Based versus Fixed Compensation:

The following table shows the allocation of each Executive’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

Name	Fixed Compensation	Performance-Based Compensation
Gallagher	23%	77%
Donahue	30%	70%
Yancey	31%	69%
Breen	35%	65%
Maher	39%	61%
Neill	39%	61%

2016 Short-Term versus Long-Term Incentive Compensation:

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Gallagher	192%	151%
Donahue	120%	119%
Yancey	110%	114%
Breen	100%	87%
Maher	80%	79%
Neill	85%	70%

Timing of Compensation

Base salary adjustments, annual incentive plan opportunities, and SAR/PRSU grants were approved at the March 29, 2016 meeting of the Compensation, Nominating and Governance Committee. These compensation adjustments and awards were all effective April 1, 2016, with the exception of Mr. Maher, whose salary was adjusted effective February 1. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for SARs is established at the fair market value of the closing price of our stock on the effective date of the grant (April 1, 2016).

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; and (ii) other covered executives — ownership equal to one to three times the prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following the date of retirement.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

With regard to IRS Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. The Annual Incentive Plan has been approved by shareholders and is designed to qualify as “performance-based” to be fully deductible by the Company. The 2006 Long-Term Incentive Plan and the 2015 Incentive Plan are approved by shareholders and permit the award of stock options, SARs and other performance-based equity awards that are fully deductible under Code Section 162(m).

Clawback Provision

Since 2010, the Company has had a clawback provision in its Annual Incentive Plan. If at any time after payment of an executive’s bonus, the Company and its auditors determine that it was calculated on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to repay the unearned portion to the Company upon notice from the Company.

Role of Executive Officers in Determining Compensation

Our Executive Chairman and our Chief Executive Officer, with input from our Senior Vice President — Human Resources, recommend to the Compensation, Nominating, and Governance Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than themselves). Mr. Gallagher and Mr. Donahue make these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Neither Mr. Gallagher nor Mr. Donahue are involved with any aspect of determining their own compensation.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas C. Gallagher	2016	1,158,500	1,318,797	439,708	2,242,174	3,916,599	150,067	9,225,845
Executive Chairman	2015	1,124,750	1,318,906	439,504	2,034,213	1,195,940	97,321	6,210,634
	2014	1,091,750	1,315,020	443,362	2,182,916	4,974,776	122,987	10,130,811

Paul D. Donahue	2016	840,000	800,253	266,814	1,080,566	847,754	121,982	3,957,369
President & Chief	2015	650,000	640,415	213,462	715,957	58,822	47,935	2,326,591
Executive Officer	2014	612,000	637,980	216,174	698,836	506,462	52,558	2,724,010

Carol B. Yancey	2016	507,500	445,748	148,553	572,300	546,071	13,250	2,233,422
Executive Vice President &	2015	462,500	445,446	148,530	461,450	140,394	13,000	1,671,320
Chief Financial Officer	2014	430,000	442,680	151,459	454,774	345,275	13,000	1,837,188

Timothy P. Breen	2016	456,000	300,157	100,004	282,144	297,084	13,250	1,448,639
President & Chief Executive	2015	444,000	300,023	99,967	180,147	62,969	13,000	1,100,106
Officer Motion Industries

Lee A. Maher	2016	489,670	300,157	100,004	169,795	551,734	13,250	1,624,610
President — U.S. Automotive
Parts Group

James R. Neill	2016	319,000	170,023	56,730	273,843	203,769	13,250	1,036,615
Senior Vice President —	2015	307,500	170,196	56,747	246,387	103,297	13,000	897,127
Human Resources	2014	287,500	169,260	57,830	263,562	272,171	13,000	1,063,323

(1)	Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. Grant date fair value for performance-based restricted stock units (“PRSUs”) reflected in the Stock Awards column is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Grant date fair value for stock appreciation rights (“SARs”) reflected in the Option Awards column is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)	Reflects the increase during 2016 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan, and with respect to Mr. Gallagher, our Original Deferred Compensation Plan.

(4)

Amounts reflected in this column for 2016 include 401(k) matching contributions in the amount of $13,250 for each named executive officer. The amount shown for Mr. Gallagher also includes his personal use of company aircraft ($130,886) and club membership dues ($5,931). The amount shown for Mr. Donahue also includes his personal use of the company aircraft ($108,732). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The Board of Directors mandates that the Company’s Chairman, Chief Executive Officer and President use corporate aircraft for personal travel to accommodate security, availability and efficiency concerns. The Company does not provide tax reimbursements with respect to any perquisites to executive officers.

2016 GRANTS OF PLAN-BASED AWARDS

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Gallagher			1,030,860	2,241,000	3,809,700
	3/27/2016	4/1/2016				6,613	13,225	19,838			1,318,797
	3/27/2016	4/1/2016							32,515	99.72	439,708
Paul D. Donahue			496,800	1,080,000	1,836,000
	3/27/2016	4/1/2016				4,013	8,025	12,038			800,253
	3/27/2016	4/1/2016							19,730	99.72	266,814
Carol B. Yancey			263,120	572,000	972,400
	3/27/2016	4/1/2016				2,235	4,470	6,705			445,748
	3/27/2016	4/1/2016							10,985	99.72	148,553
Timothy P. Breen			170,200	460,000	747,500
	3/27/2016	4/1/2016				1,505	3,010	4,515			300,157
	3/27/2016	4/1/2016							7,395	99.72	100,004
Lee A. Maher			135,340	404,000	656,500
	3/27/2016	4/1/2016				1,505	3,010	4,515			300,157
	3/27/2016	4/1/2016							7,395	99.72	100,004
James R. Neill			125,902	273,700	465,290
	3/27/2016	4/1/2016				853	1,705	2,558			170,023
	3/27/2016	4/1/2016							4,195	99.72	56,730

(1)	Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2016 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Represents threshold, target and maximum number of PRSUs to be earned on December 31, 2016 based on the Company’s achievement of pre-tax profit goals. If the Company achieves 100% or greater of its 2016 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves 110% of the pre-tax profit goal, 150% of the PRSUs will be earned. If the Company achieves at least 90% of its 2016 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 90% of its 2016 pre-tax profit goal, then no PRSUs will be earned. Each PRSU that is earned represents a contingent right to receive one share of Company Common Stock in the future. PRSUs earned for the 2016 fiscal year will vest and be settled in shares of Common Stock on December 1, 2020 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s Common Stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)

Each SAR represents the right to receive from the Company upon exercise an amount, payable in shares of Common Stock, equal to the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the Company’s Common Stock on the date of grant. The SARs vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon a termination of employment due to death, disability or retirement more than one year after the date of grant of the SAR or upon a change in control of the Company. The SARs granted on April 1, 2016 will expire on April 1, 2026 or earlier upon termination of employment. Additional information regarding the SARs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Grant date fair value for SARs is based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
Thomas C. Gallagher
	—	32,515	(1)	99.72	4/1/2026
						9,488	(4)	906,484
	10,830	21,660	(2)	91.75	4/1/2025
						12,253	(5)	1,170,652
	21,466	10,734	(3)	86.80	4/1/2024
						15,467	(6)	1,477,717
	38,000	—		77.12	4/1/2023
						8,103	(7)	774,161
	42,000	—		63.28	4/2/2022

	90,000	—		54.09	4/1/2021
Paul D. Donahue
	—	19,730	(1)	99.72	4/1/2026
						5,757	(4)	550,024
	5,260	10,520	(2)	91.75	4/1/2025
						6,080	(5)	580,883
	10,466	5,234	(3)	86.80	4/1/2024
						6,895	(6)	658,748
	19,000	—		77.12	4/1/2023
						4,306	(7)	411,395
					4/2/2022
Carol B. Yancey
	—	10,985	(1)	99.72	4/1/2026
						3,206	(4)	306,301
	3,660	7,320	(2)	91.75	4/1/2025
						4,138	(5)	395,345
	7,333	3,667	(3)	86.80	4/1/2024
						5,207	(6)	497,477
	10,000			77.12	4/1/2023
						3,001	(7)	286,716
	5,350	—		63.28	4/2/2022
Timothy P. Breen
	—	7,395	(1)	99.72	4/1/2026
						1,564	(4)	149,425
	2,463	4,927	(2)	91.75	4/1/2025

	3,666	1,834	(3)	86.80	4/1/2024
						2,711	(6)	232,848
	4,200	—		77.12	4/1/2023

	4,500	—		63.28	4/2/2022

	3,000	—		54.09	4/1/2021
Lee A. Maher
	—	7,395	(1)	99.72	4/1/2026

	2,018	4,037	(2)	91.75	4/1/2025
						2,627	(5)	250,984
	4,000	2,000	(3)	86.80	4/1/2024
						2,861	(6)	273,340
	6,600	—		77.12	4/1/2023
						1,828	(7)	174,647
	7,900	—		63.28	4/2/2022

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
James R. Neill
	—	4,195	(1)	99.72	4/1/2026
						1,223	(4)	116,845
	1,398	2,797	(2)	91.75	4/1/2025
						1,581	(5)	151,049
	2,800	1,400	(3)	86.80	4/1/2024
						1,990	(6)	190,125
	3,600			77.12	4/2/2023
						840	(7)	80,254
	3,900	—		63.28	4/2/2022

(1)	The SARs were granted on April 1, 2016 and vest in one-third increments on each of the first three anniversaries of the grant date.

(2)	The SARs were granted on April 1, 2015 and vest in one-third increments on each of the first three anniversaries of the grant date.

(3)	The SARs were granted on April 1, 2014 and vest in one-third increments on each of the first three anniversaries of the grant date.

(4)	The PRSUs were granted on April 1, 2016 and vest on December 1, 2020, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 1, 2020, or earlier upon a change in control of the Company.

(5)	The PRSUs were granted on April 1, 2015 and vest on December 1, 2019, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 1, 2019, or earlier upon a change in control of the Company.

(6)	The PRSUs were granted on April 1, 2014 and vest on December 1, 2018, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 1, 2018, or earlier upon a change in control of the Company.

(7)	The PRSUs were granted on April 2, 2013 and vest on December 1, 2017, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 1, 2017, or earlier upon a change in control of the Company.

(8)	Reflects the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2016 of $95.54 per share.

2016 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Awards Exercised (#)	Value Realized on Exercise ($) (1)	Number of Awards Earned (#)	Value Realized on Vesting ($) (2)
Thomas C. Gallagher	73,000	4,206,895	16,000	1,711,971
Paul D. Donahue	17,500	608,213	6,600	706,205
Carol B. Yancey	8,300	364,744	2,025	216,683
Timothy P. Breen	—	—	1,144	122,380
Lee A. Maher	12,000	538,560	3,000	320,958
James R. Neill	6,000	269,280	858	91,785

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the fair market value of the shares on the vesting date.

Equity Compensation Plan Information

The following table gives information as of December 31, 2016 about the common stock that may be issued under all of the Company’s existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders:	3,010,146	(2)	$74.13	—
	867,920	(3)	$99.72	—
	—		n/a	9,132,080	(5)

Equity Compensation Plans Not Approved by Shareholders:	91,097	(4)	n/a	908,903

Total	3,969,163		—	10,040,983

(1)	Reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and common stock equivalents. The actual number of shares issued upon exercise of stock appreciation rights is calculated based on the excess of fair market value of our common stock on date of exercise and the grant price of the stock appreciation rights.

(2)	Genuine Parts Company 2006 Long-Term Incentive Plan.

(3)	Genuine Parts Company 2015 Incentive Plan.

(4)	Genuine Parts Company Director’s Deferred Compensation Plan, as amended.

(5)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

2016 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas C. Gallagher	Pension Plan	43.50	2,126,596	—
	Supplemental Retirement Plan	46.50	26,832,546	—
	Original Deferred Compensation Plan	34.00	599,234	48,157
Paul D. Donahue	Pension Plan	5.83	282,476	—
	Supplemental Retirement Plan	13.83	3,058,541	—
Carol B. Yancey	Pension Plan	17.67	448,250	—
	Supplemental Retirement Plan	25.67	1,535,087	—
Timothy P. Breen	Pension Plan	10.25	327,142	—
	Supplemental Retirement Plan	18.25	959,401	—
Lee A. Maher	Pension Plan	36.08	1,173,253
	Supplemental Retirement Plan	39.08	2,973,428
James R. Neill	Pension Plan	2.17	73,813	—
	Supplemental Retirement Plan	10.17	505,424	—

The Pension Benefit Table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to the Genuine Parts Company Pension Plan (the “Pension Plan”), the Genuine Parts Company Supplemental Retirement Plan (the “SRP”), and the Genuine Parts Company Original Deferred Compensation Plan (the “ODCP”).

The Pension Plan is a broad-based, tax-qualified defined benefit pension plan which provides a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008, to provide that employees hired on or after that date are not eligible to participate in the plan, and there are no new entrants to the Pension Plan after December 31, 2009. In general, all employees hired before March 1, 2008, except leased employees, independent contractors and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of credited service and the average of the highest five nonconsecutive years of earnings out of the last ten years. Pension Plan earnings are generally based on total pay, but do not include deferred compensation. Other than what the plan provides to all participants, no additional years of credited service have been granted to the named executive officers under the Pension Plan or the SRP.

The Pension Plan was amended to freeze credited service as of December 31, 2008, while continuing to reflect future pay increases, for most plan participants (i.e., “a soft plan freeze”). Such participants began participating in a newly established company-sponsored 401(k) savings plan effective January 1, 2009.

The soft plan freeze does not apply to service used for vesting purposes or to determine a participant’s eligibility for early retirement under the Pension Plan. Participants who satisfied a Rule of 70 criteria (age plus service equal to 70 or more) were given the option to remain under the old provisions. Mr. Gallagher and Mr. Maher satisfied the Rule of 70 criteria and elected to remain under the old provisions.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. The Pension Plan was amended in 2016 to reflect an ongoing lump sum option for future terminations and retirements if the present value of benefits are $75,000 or less. Minimum lump sum distributions of benefits are required if $5,000 or less. The payout option must be elected by the participant before benefit payments begin. All options available under the Pension Plan are approximately equal in value.

The benefit payable for normal or early retirement under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings less 50% of his estimated Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service. For such individuals, 30% of the participant’s average earnings is multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180.

As of December 31, 2016, Mr. Gallagher was eligible for delayed retirement benefits. The benefit payable for delayed retirement under the Pension Plan is the greater of two benefits. The first benefit is the normal retirement benefit determined based on the participant’s average earnings and credited service at his delayed retirement date. The second benefit is the normal retirement benefit actuarially increased from the participant’s normal retirement date to the delayed retirement date based on the attained age at each date.

Early retirement benefit payments are available under the Pension Plan to participants who retire after attaining age 55 and completing 15 years of service. Early retirement benefits are reduced 0.5% for each month by which benefit commencement precedes normal retirement age (age 65 with five years of participation).

Termination benefits are calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit is reduced by multiplying it by a service fraction equal to the ratio of credited service at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date is determined as if the participant had continued in employment until his or her normal retirement. Under the terms of the Pension Plan, as of December 31, 2008, Mr. Donahue, Ms. Yancey, Mr. Breen, and Mr. Neill did not satisfy Rule of 70 criteria and as a result, the numerator of their service fraction is frozen as of December 31, 2008, although projected credited service at normal retirement date continues to be determined as if they earned credited service through their normal retirement date.

Participants are fully vested in their Pension Plan benefits after seven years of service, with partial vesting after three years of service. The Pension Plan was amended effective December 31, 2008, to provide that in general, only participants who satisfy Rule of 70 criteria and elect to remain under the old plan provisions may earn up to two years of additional credited service following termination due to disability and while receiving long term disability benefits from the Genuine Parts Company Long-Term Disability Plan. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. A surviving spouse may waive the 50% survivor benefit and elect instead to receive a benefit from the Genuine Parts Company Death Benefit Plan.

Effective January 1, 2009, in the event of a change in control, a participant’s benefit accrued under the Pension Plan is fully vested and, if the participant terminates employment within five years following the change in control, the participant may elect to receive an immediate lump sum distribution of the accrued benefit.

The Pension Plan was further amended effective December 31, 2013, to freeze future benefit accruals for all participants, including those who satisfy Rule of 70 criteria. In addition, all active participants with at least one hour of service after December 31, 2013, were fully vested in their accrued benefits as of that date. No further benefit accruals will be provided after 2013 for either additional credited service or future earnings. All benefits are frozen as of December 31, 2013, for all purposes including disability, termination and retirement. All active Pension Plan participants who satisfy Rule of 70 criteria and elected to remain under the old provisions became eligible on January 1, 2014, for the company-sponsored 401(k) Savings Plan that was established effective January 1, 2009.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan for participants who satisfied the Rule of 70 criteria and entered the SRP plan prior to January 1, 2009. The SRP also provides benefits on a reduced basis for participants who entered the SRP prior to January 1, 2009, but did not satisfy the Rule of 70 criteria in the Pension Plan, or who entered the SRP after

January 1, 2009. Otherwise, the provisions of the SRP in effect on December 31, 2008, are generally the same as those of the Pension Plan as in effect on that date, except benefits are payable only for retirement, disability, death, or change in control, and SRP earnings include deferred compensation.

The SRP was amended and restated effective January 1, 2009. The amended plan provides full vesting and an immediate lump sum payment if a participant dies, and full vesting of SRP benefits in the event the plan is terminated, the participant becomes disabled, or there is a change in control. Participants’ credited service in the SRP is not frozen as of December 31, 2008. Also, if a SRP participant’s credited service was frozen in the Pension Plan as amended effective December 31, 2008, an additional offset is applied to the benefits otherwise accrued under the SRP. This offset is determined based on the accumulated sum (with interest at 6.0% per year) of 3.8% of the participant’s Pension Plan earnings during each calendar year after December 31, 2008.

The SRP was later amended effective August 16, 2010, to provide that in the event of a participant’s death while in active service, the survivor benefit payable is 100% of the lump sum present value of the participant’s accrued benefit as of the date of death. Prior to the amendment, 50% of the lump sum present value was payable as a survivor benefit.

The SRP was most recently amended effective December 31, 2013, to change the benefit formula. For Mr. Gallagher and Mr. Maher, SRP benefits will continue to reflect an offset for Pension Plan benefits; however, this offset will be determined as if the Pension Plan were not frozen on December 31, 2013. As a result, the Pension Plan freeze did not have an impact on future SRP benefits.

Beginning January 1, 2014, Mr. Donahue, Mr. Breen and Ms. Yancey’s SRP benefit will be calculated under a revised benefit formula which applies to participants who entered the plan prior to January 1, 2009, and whose credited service was frozen in the Pension Plan as of December 31, 2008. The revised benefit formula is based on all years of credited service and earnings and cannot be less than the accrued SRP benefit as of December 31, 2013. The revised formula is a percentage of the participant’s average earnings less 50% of their Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 30% at 15 years of service to 45% at 45 or more years of service. For participants with less than 15 years of projected credited service at normal retirement, the applicable percentage is equal to 30% multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180. Under the revised SRP benefit formula, there is an offset for the frozen Pension Plan benefit, but no other offsets apply.

This most recent SRP amendment also defines the benefit formula for participants who entered the SRP on or after January 1, 2009, which applies to Mr. Neill’s benefit. This formula is identical to the revised benefit formula for non-grandfathered participants who entered the plan prior to January 1, 2009, but it does not provide a minimum benefit as of December 31, 2013.

Benefits earned under the SRP are paid from Company assets, and for participants who entered the plan prior to January 1, 2009, they are grossed-up for FICA taxes. Therefore, all named executive officers receive a FICA tax gross-up except Mr. Neill. Executives sign a joinder agreement to become participants in the SRP and select an optional form of benefit payment in the agreement. SRP participants may change their payment form elections at any time prior to benefit commencement.

Amounts reported in the 2016 Pension Benefits table as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are calculated using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures for year-end, and are assumed to be payable immediately for Mr. Gallagher and at age 65 for Mr. Donahue, Ms. Yancey, Mr. Breen, Mr. Maher and Mr. Neill. The interest rate assumptions at December 31, 2016, are 4.30% for the Pension Plan and 4.30% for the SRP. The mortality assumption is the RP-2016 mortality table and the mortality improvement assumption for future years is Scale MP-2016 converging to 0.62% long-term annual improvements by 2027. A blue-collar table is used for the Pension Plan calculations, and a white-collar table is used for the SRP calculations. SRP benefits have been increased by 2.35% as of December 31, 2016, to account for estimated FICA tax gross-ups for applicable NEOs (but not for any income tax impact on such gross-ups).

The ODCP is a nonqualified plan that provides an annuity benefit, funded partially by executive salary deferrals. Mr. Gallagher is the only named executive officer in this plan, and no salary deferrals have been made under the plan since 2012 following Mr. Gallagher’s attainment of his normal retirement age. The retirement benefit currently in payment is a 10-year certain and life annuity which began on January 1, 2014. These benefits are payable from Company assets. The service amount shown in the table represents the period during which Mr. Gallagher has been making salary deferrals for benefits provided by the ODCP. The 2016 Pension Benefits table shows no increase in credited service under the Original Deferred Compensation Plan since 2012 given that there have been no deferrals under the plan by Mr. Gallagher since that time. Amounts reported in the 2016 Pension Benefits table as the actuarial present value of accumulated benefits under the ODCP are based in the annuity amount in payment and the interest and mortality assumptions the Company uses for purposes of financial statement disclosures of the SRP referred to above.

2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Thomas C. Gallagher	—	—	189,921	—	2,200,896
Paul D. Donahue	—	—	16,367	—	232,049
Carol B. Yancey	20,000	—	33,145	—	314,960
Timothy P. Breen	—	—	—	—	—
Lee A. Maher	—	—	—	—	—
James R. Neill	—	—	—	—	—

(2)	Reflects amounts earned in 2016 on account balances under the Company’s Tax Deferred Savings Plan.

(3)	Includes the following amounts of contributions to the Tax Deferred Savings Plan by the named executive officers that were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years: Mr. Gallagher, $200,000; Mr. Donahue, $169,723; Ms. Yancey, $70,000.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year, and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. Effective January 1, 2011, the Plan was amended to allow executives to defer up to 100% of their annual salary. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Payment begins on the first day of the seventh month following the executive’s termination of service. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.    The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), within two years after a change in control, he or she will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to a multiple (three in the case of Mr. Gallagher and two in the case of Ms. Yancey and Messrs. Donahue, Breen, Maher and Neill) of the executive’s then-current annual salary and the average of the annual bonuses he or she received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements were amended in 2014 to eliminate all tax gross-ups with respect to the 20% excise tax that may be imposed under Section 4999 of the Internal Revenue Code on individuals who receive compensation in connection with a change of control that exceeds certain specified limits. As amended, the change in control agreements provide that in the event the executive would be subject to a 20% excise tax under Section 4999, the payments and benefits to the executive would be reduced to the maximum amount that does not trigger the excise tax unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Summary of Termination Payments and Benefits.    The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2016 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2016 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2016 and (ii) vested account balances under our 401(k) Savings Plan, which is a 401(k) plan that is generally available to all of our salaried employees.

Thomas C. Gallagher

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	9,561,060	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	4,120,258	175,907	175,907	—	111,090
Restricted Stock and PRSUs(3)	3,422,529	4,329,013	4,329,013	—	4,329,013
Retirement Benefits
Pension Plan(4)	172,300	86,150	172,300	172,300	172,300	(5)
Supplemental Retirement Plan(6)	1,753,014	27,086,529	1,753,014	1,753,014	32,200,279	(7)
Original Def Comp Plan(8)	48,157	48,157	48,157	48,157	622,459	(9)
Tax-Deferred Savings Plan(10)	2,200,896	2,200,896	2,200,896	2,200,896	2,200,896
Other Benefits
Health & Welfare Coverage	—	—	—	—	17,772	(11)
Total	11,717,154	33,926,652	8,679,287	4,174,367	49,214,869

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2016 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2016 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2017. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

(5)	Mr. Gallagher may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Gallagher if he terminated December 31, 2016 following a change in control is $2,804,749.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Gallagher with payment beginning January 1, 2017. The death benefit shown is payable as a lump sum to Mr. Gallagher’s beneficiary in the event of his death prior to retirement. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2017. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $570,025. The Supplemental Retirement Plan was amended, effective January 1, 2009, to provide that no new employee may commence participation in the plan on or after such effective date.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $739,332.

(8)	Original Deferred Compensation Plan benefits are payable as a 10-year certain and life annuity. Since Mr. Gallagher attained age 65 in 2012, the benefits commenced on January 1, 2014 under the terms of the agreements.

(9)	Amount reflects a lump sum distribution of benefits as required under the plan in the event of termination following a change in control.

(10)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(11)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Paul D. Donahue

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	2,964,969	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	85,616	85,616	—	85,616
Restricted Stock and PRSUs(3)	—	1,651,027	1,651,027	—	1,651,027
Retirement Benefits
Pension Plan(4)	24,375	12,188	24,375	24,375	24,375	(5)
Supplemental Retirement Plan(6)	—	3,027,423	265,344	—	4,176,030	(7)
Tax-Deferred Savings Plan(8)	232,049	232,049	232,049	232,049	232,049
Other Benefits
Health & Welfare	—	—	—	—	28,248	(9)
Total	256,424	5,008,303	2,258,411	256,424	9,162,314

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2016 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2016 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

(5)	Mr. Donahue may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Donahue if he terminated December 31, 2016 following a change in control is $420,525.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Mr. Donahue’s beneficiary in the event of his death. The immediate lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Mr. Donahue deferred to age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2016 and payable at age 65 under the elected single life annuity option.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $95,883.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)

Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Carol B. Yancey

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,869,030	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	59,792	59,792	—	59,792
Restricted Stock and PRSUs(3)	—	1,179,537	1,179,537	—	1,179,537
Retirement Benefits
Pension Plan(4)	47,559	309,935	47,559	47,559	47,559	(5)
Supplemental Retirement Plan(6)	—	1,422,225	138,760	—	2,340,719	(7)
Tax-Deferred Savings Plan(8)	314,960	314,960	314,960	314,960	314,960
Other Benefits
Health & Welfare	—	—	—	—	28,248	(9)
Estimated 280G Tax “Cut-Back” to Avoid Excise Tax	—	—	—	—	(408,542	)(10)
Total	362,519	3,286,449	1,740,608	362,519	5,431,303

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2016 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2016 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65 (apart from that from death). The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. For Ms. Yancey, the lump sum death benefit under the Death Benefit Plan is larger than the equivalent benefit under the Pension Plan when compared on a present value basis; therefore, the death benefit amount shown above reflects the immediate lump sum payable under the Death Benefit Plan.

(5)	Ms. Yancey may elect to receive her pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Ms. Yancey if she terminated December 31, 2016 following a change in control is $715,621.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Ms. Yancey’s beneficiary in the event of her death. The immediate lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Ms. Yancey deferred to age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2016 and payable at age 65 under her 100% joint and survivor annuity option election.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $53,744.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The change in control agreement provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Timothy P. Breen

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,318,149	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	34,702	34,702	—	34,702
Restricted Stock and PRSUs(3)	—	259,009	259,009	—	259,009
Retirement Benefits
Pension Plan(4)	16,900	157,195	16,900	16,900	16,900	(5)
Supplemental Retirement Plan(6)	57,913	1,137,684	57,913	57,913	1,502,730	(7)
Other Benefits
Health & Welfare	—	—	—	—	20,808	(8)
Total	74,813	1,588,590	368,524	74,813	3,152,298

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2016 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2016 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2017. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. For Mr. Breen, the lump sum death benefit under the Death Benefit Plan is larger than the equivalent benefit under the Pension Plan when compared on a present value basis; therefore, the death benefit amount shown above reflects the immediate lump sum payable under the Death Benefit Plan.

(5)

Mr. Breen may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Breen if he terminated December 31, 2016 following a change in control is $529,048.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Breen with payment beginning January 1, 2017. The death benefit shown is payable as a lump sum to Mr. Breen’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2017. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2017. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $24,273 upon termination for retirement.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $34,503.

(8)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Lee A. Maher

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,593,573	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	32,780	32,780	—	32,780
Restricted Stock and PRSUs(3)	—	1,138,932	1,138,932	—	1,138,932
Retirement Benefits
Pension Plan(4)	77,761	38,880	77,761	77,761	77,761	(5)
Supplemental Retirement Plan(6)	172,815	3,187,460	172,815	172,815	4,039,237	(7)
Other Benefits
Health & Welfare	—	—	—	—	20,808	(9)
Total	250,576	4,398,052	1,422,288	250,576	6,903,091

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2016 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2016 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2017. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

(5)	Mr. Maher may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Maher if he terminated December 31, 2016 following a change in control is $1,711,432.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Maher with payment beginning January 1, 2017. The death benefit shown is payable as a lump sum to Mr. Maher’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2017. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2017. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $67,247 upon termination for retirement.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $92,743.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

James R. Neill

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,076,772	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	22,837	22,837	—	10,524
Restricted Stock and PRSUs(3)	—	421,427	421,427	—	421,427
Retirement Benefits
Pension Plan(4)	8,073	4,037	8,073	8,073	8,073	(5)
Supplemental Retirement Plan(6)	—	501,999	46,745	—	775,491	(7)
Other Benefits
Health & Welfare	—	—	—	—	28,248	(8)
Estimated 280G Tax “Cut-Back” to Avoid Excise Tax	—	—	—	—	(396,507	)(9)
Total	8,073	950,300	499,082	8,073	1,924,028

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2016 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2016 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from the Genuine Parts Company Death Benefit Plan.

(5)	Mr. Neill may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Neill if he terminated December 31, 2016 following a change in control is $123,273.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Mr. Neill’s beneficiary in the event of his death. The immediate lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Mr. Neill deferred to age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2016 and payable at age 65 under the 100% joint and survivor annuity option election.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control.

(8)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(9)	The change in control agreement provides that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation, Nominating and

Governance Committee:

John D. Johns (Chair)

John R. Holder

Gary W. Rollins

E. Jenner Wood

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee during all of 2016: John D. Johns, John R. Holder, Gary W. Rollins and E. Jenner Wood. None of such persons was an officer or employee of the Company during 2016 or at any time in the past. During 2016, none of the members of the Compensation, Nominating and Governance Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation, Nominating and Governance Committee.

COMPENSATION OF DIRECTORS

2016 Director Compensation

NAME	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mary B. Bullock	75,000	199,440	274,440
Elizabeth W. Camp	75,000	199,440	274,440
Gary P. Fayard	75,000	199,440	274,440
John R. Holder	72,000	199,440	271,440
Donna W. Hyland	75,000	199,440	274,440
John D. Johns	83,000	199,440	282,440
Robert C. Loudermilk, Jr.	75,000	199,440	274,440
Wendy B. Needham	78,500	199,440	277,940
Jerry W. Nix	67,500	199,440	266,940
Gary W. Rollins	88,000	199,440	287,440
E. Jenner Wood	79,500	199,440	278,940

(1)	Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The awards reflected in this column consist of 2,000 RSUs granted to non-employee directors on April 1, 2016, the grant date fair value of which was $199,440 (based on the closing price of the Company’s common stock on the grant date).

The aggregate number of RSUs held by each director as of December 31, 2016 was as follows:

Director	Number of RSUs
Mary B. Bullock	10,723
Elizabeth W. Camp	2,026
Gary P. Fayard	6,248
John R. Holder	10,723
Donna W. Hyland	2,026
John D. Johns	10,723
Robert C. Loudermilk, Jr.	10,723
Wendy B. Needham	10,723
Jerry W. Nix	6,248
Gary W. Rollins	10,723
E. Jenner Wood	4,111

Compensation payable to the Company’s non-employee directors is evaluated and determined by the Compensation, Nominating, and Governance Committee and is then approved by the Company’s full Board of Directors. In 2016, non-employee directors of the Company were paid $15,000 per quarter for service as director, plus $1,500 per board and committee meeting attended, except that the Chair of the Audit Committee and the Compensation, Nominating and Governance Committee were paid $16,250 per quarter and $1,500 per board and committee meeting attended, and the Lead Director was paid $17,500 per quarter and $1,500 per board and committee meeting attended. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2015 Incentive Plan. On April 1, 2016 each non-employee director serving on such date was granted 2,000 RSUs. Each RSU represents a fully vested right to receive one share of our common stock on April 1, 2021, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

Each non-employee director is required to own shares of Company common stock valued at three times his or her annual cash retainer for the prior fiscal year measured against the average stock price for the preceding three fiscal years. Directors will have five years from the date of election to the Board to attain such a level of ownership. Shares counted toward this requirement will be based on shares beneficially owned by such director (as defined by the SEC’s rules and regulations) including restricted stock units and director deferred compensation shares, but excluding any unexercised stock options or stock appreciation rights.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors, executives or other related persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct and Ethics for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct and Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executives or other related persons had, has or will have a direct or indirect material interest. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com.

Mr. E. Jenner Wood, a Director since August 17, 2014, retired on December 31, 2016 as Corporate Executive Vice President of SunTrust Banks, Inc. During 2016, the Company continued its long-standing banking relationship with SunTrust, and used the Bank’s services in the general course of business. This banking relationship was reviewed and considered by the Board and the Compensation, Nominating, and Governance Committee in determining the independence of Mr. Wood. The amount of payments made and received by SunTrust and the Company represented an immaterial percentage of the Company’s and SunTrust’s revenues. The Board and Compensation, Nominating, and Governance Committee believe that the relationship during 2016 was non-preferential and that Mr. Wood did not personally participate in or benefit from this relationship.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. At the 2016 Annual Meeting of Shareholders, approximately 97% of the shares present and entitled to vote were voted in support of the Company’s compensation program. We plan to hold this vote annually, so our Board of Directors is again submitting a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Highlights of our executive compensation program, as described above in the Compensation Discussion and Analysis, are:

•	Pay for Performance. Our pay program is heavily performance-based, using multiple performance measures.

•

We Target Competitive and Market-Based Pay with Actual Pay Dependent on Performance.    We target competitive pay at or under the size-adjusted 50th percentile of the market data, with actual pay dependent on Company and individual performance.

•	Long-Term Incentive Aligned with Shareholder Interests. A long-term incentive program that is entirely performance-based and aligned with shareholder interests through a link to stock price.

•	Stock Ownership Requirements. Our stock ownership requirements for executives align the interests of the executives and shareholders.

•	No Employment Contracts. No employment contracts with our named executive officers or guaranteed severance except in the case of double-trigger change in control agreements.

•	No Excise Tax-Gross Ups. Our double-trigger executive change in control agreements do not provide any excise tax gross-ups.

•

Compensation Clawback.    Our Annual Incentive Plan includes a clawback provision. If at any time after payment of an executive’s bonus, it is determined that it was calculated on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to repay the applicable amount to the Company.

•	Few perquisites.

In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2016 compensation of our named executive officers is reflective of and consistent with that intent.

This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation, Nominating and Governance Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation, Nominating and Governance Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation, Nominating and Governance Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE

ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory say-on-pay vote on the compensation of our named executive officers. We are required to hold an advisory vote regarding the frequency of say-on-pay votes every six years. By voting on this Proposal 3, shareholders may indicate how frequently they would prefer an advisory say-on-pay vote on named executive officer compensation: once every one, two, or three years. Starting with our annual meeting in 2011, we have held annual say-on-pay votes.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore the Board recommends that you vote for an annual interval for the advisory say-on-pay vote on executive compensation.

Please mark on the Proxy Card your preference as to the frequency of holding a shareholder advisory vote on executive compensation, as every year, every two years, or every three years, or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s shareholders.

A scheduling vote similar to this will occur at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR EVERY YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2017. Our Board of Directors has unanimously endorsed this selection. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2017. In accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements to limit the number of consecutive years the lead partner may provide services. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner.

Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this selection in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee may investigate the reasons for the shareholders’ rejection and would reconsider its selection of independent auditors for the fiscal year ending December 31, 2017.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2016. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its investors. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Ernst & Young LLP.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements for 2015 and 2016, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2016 and for the reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2015 and 2016 were approximately $5.5 million and $5.9 million, respectively.

Audit Related Fees.    The aggregate fees billed by Ernst & Young LLP for 2015 and 2016 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $51,000 and

$1.4 million respectively. These services primarily are related to the Company’s benefit plans and transaction related services.

Tax Fees.    The aggregate fees billed by Ernst & Young LLP for 2015 and 2016 for professional services rendered for tax compliance and tax advice for the Company were $3.1 million and $3.4 million, respectively.

All Other Fees.    No fees were billed by Ernst & Young LLP for professional services rendered during 2015 and 2016 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chair of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management.

The Audit Committee must approve the annual audit engagement services prior to the commencement of any audit work. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require approval by the Audit Committee or by the Chair of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chair evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter and the Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2016 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of seven directors who are independent of the Company and management as required by the NYSE corporate governance listing standards and by SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2016 and reports of management and of the independent auditors on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2016 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017.

Members of the Audit Committee:

Wendy B. Needham (Chair)

Mary B. Bullock

Elizabeth W. Camp

Gary P. Fayard

Donna W. Hyland

Robert C. Loudermilk, Jr.

E. Jenner Wood

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2016, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with on a timely basis by such persons, except that Tim Breen filed late one Form 4 on May 9, 2016 with respect to a single transaction, and our named executive officers and Jerry Nix each filed late one Form 4 on December 8, 2016 with respect to the vesting and conversion of RSUs into Company stock.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, receiving no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (678) 934-5000 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

A shareholder proposal for business to be brought before the 2018 Annual Meeting of Shareholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:

•

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive office no later than the close of business on October 30, 2017 and must comply with all applicable SEC rules.

•

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting of Shareholders — Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2018 Annual Meeting of Shareholders should be received at our principal executive office no later than the close of business on January 13, 2018. Proposals should contain detailed information about the proposal and the shareholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

All recommendations of persons for nomination to the Board of Directors of the Company must be received at our principal executive office no later than the close of business on the 90th day (November 29, 2017) and no earlier than the close of business on the 120th day (October 30, 2017) prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting and must contain the information specified in and otherwise comply with our By-laws. See Section 3.4 “Certain Nomination Requirements.” However, if the date of the 2018 Annual Meeting of Shareholders is held more than 30 calendar days earlier than or 70 calendar days after the anniversary of this year’s meeting, notice by the shareholder, to be timely, must be received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the date of the 2018 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2018 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2018 Annual Meeting of Shareholders, the 10th day following the day on which public announcement of the date of the 2018 Annual Meeting of Shareholders is first made by the Company.

All shareholder proposals and recommendations of persons for nomination to the Board should be sent to Genuine Parts Company, 2999 Wildwood Parkway, Atlanta, Georgia 30339, Attention: Corporate Secretary.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Eastern Time, on April 24, 2017.
Vote by Internet
• Go to www.investorvote.com/GPC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card
qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote “FOR” the eleven listed nominees, “FOR” Proposal 2, “1 Year” on
Proposal 3, and “FOR” Proposal 4.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
01 - Elizabeth W. Camp
04 - Thomas C. Gallagher
07 - John D. Johns
02 - Paul D. Donahue
05 - John R. Holder
08 - Robert C. “Robin”
Loudermilk, Jr.
03 - Gary P. Fayard
06 - Donna W. Hyland
09 - Wendy B. Needham
1. Election of Directors: For Withhold For Withhold
10 - Jerry W. Nix 11 - E. Jenner Wood III
For Withhold
For Against Abstain
2. Advisory vote on executive compensation.
4. Ratification of the selection of Ernst & Young LLP as the
Company’s independent auditor for the fiscal year ending
December 31, 2017 .
1 Year 2 Years 3 Years Abstain
3. Frequency of advisory vote on
executive compensation. 02IA6D 1 U PX +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Genuine Parts Company
Proxy Solicited by the Board of Directors of Genuine Parts Company for the
Annual Meeting of Shareholders to be held April 24, 2017
The undersigned hereby appoints THOMAS C. GALLAGHER and CAROL B. YANCEY, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in
Atlanta, Georgia on April 24, 2017 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.
Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 4 AND
EVERY “1 YEAR” FOR PROPOSAL 3.
YOUR VOTE IS IMPORTANT
Please vote, sign, date and return the proxy card promptly using the enclosed envelope.
Proxy — Genuine Parts Company
Change of Address — Please print your new address below. Comments — Please print your comments below.
C Non-Voting Items
Meeting Attendance
Mark the box to the right
if you plan to attend the
Annual Meeting. +